Exhibit 10.11

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO
COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT ("Amendment") is made as of February 25, 2020, by and among C4 Therapeutics, Inc., a Delaware corporation ("C4") and Biogen MA Inc., a Massachusetts corporation ("Biogen").

RECITALS

WHEREAS, C4 and Biogen are Parties to that certain Collaborative Research and License Agreement, having an Effective Date of December 28, 2018 (the "Agreement");

WHEREAS, the Parties contemplate that Biogen will provide one or more target binding moiety compounds, developed by Biogen pursuant to internal Biogen non-Degrader activities and programs, to be used in the discovery and/or development of Degraders pursuant to the Agreement;

WHEREAS, Biogen owns certain intellectual property, including know-how and patent rights, covering Biogen's target binding moiety compounds;

WHEREAS, Biogen and C4 understand and agree that Biogen will retain exclusive ownership of any target binding moiety compound provided by Biogen, including any improvements, modifications, and/or enhancements thereto, and to any intellectual property thereon, as well as the exclusive right to use any such target binding moiety compound and intellectual property thereon in connection with research and development programs other than degrader programs;

WHEREAS, pursuant to Section 13.2 of the Agreement, no amendment of the Agreement shall be effective unless in a writing signed by C4 and Biogen.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	General

Unless otherwise indicated herein, words and terms which are defined in the Agreement shall have the same meaning where used herein.

2.	Amendment of Article 1 "Definitions":

2.1  The following definitions are to be added:

1.193  "Biogen Target Binding Moiety" means any moiety that is directed to and binds to a particular Collaboration Target and that is Controlled by Biogen or its Affiliates and includes any improvement, modification or enhancement to such moiety made by either Party or its Affiliates.

1.194  "Biogen Target Binding Moiety Intellectual Property" means Intellectual Property Covering a Biogen Target Binding Moiety. For the avoidance of doubt, Biogen Target Binding Moiety Intellectual Property shall be excluded from Joint Technology and Assigned Platform Technology

2.2 The definition of "Degrader" shall be replaced in its entirety as follows:

1.77 "Degrader" means with respect to a Collaboration Target, a compound comprising (a) a C4 Target Binding Moiety or a Biogen Target Binding Moiety, (b) optionally, a Linker, and (c) an E3 Ligase Binding Moiety that degrades such Collaboration Target.

2.3: The definition of "Biogen Know-How" shall be replaced in its entirety as follows:

1.23 "Biogen Know-How" means (i) any Know-How Controlled by Biogen or any of its Affiliates, whether or not developed or acquired by Biogen or any of its Affiliates before or after the Effective Date, including all Biogen Collaboration Know-How, Product Specific Know-How, and Target Specific Know-How; and (ii) any Know-How relating to a Biogen Target Binding Moiety Controlled by Biogen or any of its Affiliates and/or developed or invented during the Term by C4's or its Affiliates', licensees', Sublicensees', or Subcontractors' employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to C4 or any Affiliate of C4, and such Know-How shall fall within the scope of Biogen Target Binding Moiety Intellectual Property.

2.4 The term "Target Binding Moiety" shall be replaced with the term "C4 Target Binding Moiety" throughout the Agreement and the term "C4 Target Binding Moiety" shall have the same definition of "Target Binding Moiety" set forth in Section 1.182 of the Agreement.

3.	Amendment of Articles 5, 10 and 12:
a.

Section 5.1 of the Agreement is amended by adding the following sentence: C4 will provide to Biogen all Know-How relating to any Biogen Target Binding Moiety that is made, conceived, discovered or otherwise generated by C4.

b.

Section 10.1 of the Agreement is amended by adding the following as Section 10.1.3: Biogen Target Binding Moiety and Biogen Target Binding Moiety Intellectual Property. C4 hereby agrees that Biogen will solely own all rights, title and interests in and to (i) any Biogen Target Binding Moiety and (ii) any Biogen Target Binding Moiety Intellectual Property. For the avoidance of doubt, any Biogen Target Binding Moiety Intellectual Property that is made, conceived, discovered or otherwise generated by C4 or its Affiliates', licensees', Sublicensees', or Subcontractors' employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to C4 or any Affiliate of C4 whether solely or jointly with Biogen, shall be owned by Biogen.

c.

Section 10.2.1(a) of the Agreement is amended by adding the following sentence: For the avoidance of doubt, Biogen retains sole ownership of Biogen Target Binding Moiety Intellectual Property and does not assign to C4 any right, title or interest in or to any Biogen Target Binding Moiety Intellectual Property.

d.

Section 10.2.2(a) of the Agreement is amended by adding the following as Section 10.2.2(a)(iii): C4 will and hereby does assign (and shall cause its Affiliates licensees', Sublicensees', or Subcontractors' employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to C4 or any Affiliate of C4 to assign) to Biogen all of its rights, title and interests in and to all Biogen Target Binding Moiety Intellectual Property, and Biogen hereby accepts such assignment of Biogen Target Binding Moiety Intellectual Property. C4 agrees to the supporting covenants and further assurances described in Section 10.2.2(b) to support such assignment of Biogen Target Binding Moiety Intellectual Property to Biogen.

e.

Section 12.5.3 is amended by adding the following sentence: Provided, however, that Biogen's assignment obligation under this provision does not apply to any Biogen Target Binding Moiety or any Biogen Target Binding Moiety Intellectual Property.

f.	Section 12.5 of the Agreement is amended by adding the following as Section 12.5.4:

12.5.4 Biogen Target Binding Moiety and Biogen Target Binding Moiety Intellectual Property License. For the avoidance of doubt, the Parties agree that upon termination of the Agreement in whole or in part with respect to one or more Development Candidates, Products, or Collaboration Targets in accordance with Section 12:

2

(i)all rights, title and interests in the Biogen Target Binding Moiety and Biogen Target Binding Moiety Intellectual Property shall continue to be owned by Biogen; and

(ii)To the extent Biogen's rights to Biogen Target Binding Moiety Intellectual Property permit, Biogen will grant to C4 a limited, non-exclusive, non-commercial, research license, with no right to sublicense, under Biogen Target Binding Moiety Intellectual Property, solely to make and use a Biogen Target Binding Moiety that was provided to C4 by Biogen under the Agreement for C4's internal, non-commercial, research purposes and limited to the extent that such Biogen Target Binding Moiety is an essential component of a Degrader and solely for the purpose of making such Degrader (the "C4 Research License"). [***]

(iii)In the event that Biogen, pursuant to an internal non-Degrader activity or program, identifies as a development candidate a Biogen Target Binding Moiety that had been provided to C4 under the Agreement, the C4 Research License described in Section 12.5.4 with respect to such Biogen Target Binding Moiety shall terminate immediately upon written notice by Biogen to C4 of such identification.

g.

Section 12.8 of the Agreement is amended by adding Section 10.1.3 (Biogen Target Binding Moiety and Biogen Target Binding Moiety Intellectual Property) and Section 12.5.4 as provisions that will survive termination or expiration of the Agreement.

4.

Continued Validity of Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto. All references in the Agreement to" this Agreement", "hereunder," "hereof," "herein" or words of similar import referring to the Collaboration Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Provided, however, that solely with respect to Biogen Target Binding Moiety and Biogen Target Binding Moiety Intellectual Property, to the extent there is a conflict between the Agreement and this Amendment, this Amendment is controlling.

5.

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6.

Counterparts. This Amendment may be executed in two or more counterparts, any of which may be delivered by facsimile, email or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

C4 THERAPEUTICS, INC.

By:	/s/ Andy Phillips
Name:	Andy Phillips
Title:	President and CEO

BIOGEN MA INC.

By:	/s/ Anabella Villalobos
Name:	Anabella Villalobos
Title:	SVP, Biotherapeutics and Medicine Science